Exhibit 99.1

       Per-Se Technologies Reports Second Quarter 2004 Results

    ALPHARETTA, Ga.--(BUSINESS WIRE)--Aug. 4, 2004--Per-Se Technologies, Inc. (Nasdaq: PSTI), the leader in Connective Healthcare solutions that help physicians and hospitals realize their financial goals, today released its results for the second quarter ended June 30, 2004.
    On a GAAP basis, the Company reported revenue of $88.1 million, operating income of $6.3 million, or 7.1% of revenue, and a loss from continuing operations of $1.4 million, or $.04 per share during the second quarter. During the second quarter, the Company incurred expenses of approximately $2.5 million related to the additional procedures requested by the Company's external auditors in connection with allegations of improprieties made in 2003 and 2004, which are classified as other expenses. Also during the second quarter, the Company incurred expenses of $5.9 million associated with the issuance of its 3.25% convertible debentures and the concurrent retirement of its Term Loan B debt.
    On a non-GAAP basis, excluding the expenses related to the additional procedures and the convertible debentures transaction, the Company had operating income of $8.8 million, or 10.0% of revenue, and income from continuing operations of $7.0 million, or $.21 per share on a fully diluted basis, for the second quarter.
    For comparison purposes, in the second quarter of 2003, the Company reported revenue of $85.5 million and operating income of $9.5 million, or 11.1% of revenue. Income from continuing operations in the second quarter of 2003 was $5.0 million, or $.16 per share on a fully diluted basis.
    "We had good operational performance during the second quarter," stated Philip M. Pead, Per-Se's chairman, president and chief executive officer. "Excluding the costs associated with the additional procedures and the debt refinancing, our income from continuing operations increased more than 40% over the prior year quarter."

    Year-To-Date Results

    On a GAAP basis, the Company reported revenue of $172.7 million, operating income of $10.2 million, or 5.9% of revenue, and income from continuing operations of $0.2 million, or $.00 per share on a fully diluted basis for the six months ended June 30, 2004. Excluding the year-to-date additional procedures expenses of $6.5 million, the convertible debentures transaction expenses of $5.9 million, and restructuring expenses of $47,000 (on a non-GAAP basis), the Company had operating income of $16.7 million, or 9.6% of revenue and income from continuing operations of $12.6 million, or $.37 per share on a fully diluted basis, for the six months ended June 30, 2004.
    For comparison purposes, in the prior year period, the Company had revenue of $167.5 million, operating income of $17.5 million, or 10.5% of revenue, and income from continuing operations, excluding debt retirement expenses of $0.2 million, of $8.4 million, or $.27 per share on a fully diluted basis.
    Cash flow from continuing operations for the six months ended June 30, 2004, was $10.4 million compared to $10.2 million for the six months ended June 30, 2003. Cash flow from continuing operations for 2004 includes an approximately $6.0 million use of cash related to the additional procedures.
    "Both our profitability and our cash flow improved significantly year-over-year excluding the impact of the additional procedures," stated Pead. "Our recurring revenue business model delivers good operating cash flow."

    Segment Performance

    The Physician Services division reported revenue and operating income of $66.1 million and $7.1 million, respectively, for the second quarter of 2004, compared to revenue and operating income of $64.1 million and $7.8 million, respectively, for the second quarter of 2003.
    The division had operating margins of 10.8% in the second quarter of 2004 compared to 12.1% in the prior year period. As expected, margins were negatively impacted in the current year quarter by costs associated with the implementation of the record level of net new business sold during the first quarter of 2004, which included one large contract with higher than normal transition costs.
    The division had net new business sold in the second quarter of $2 million, compared to $3 million in the second quarter of 2003. On a year-to-date basis, the division had net new business sold of $15 million, compared to $6 million in the first six months of 2003. "Some of our new sales opportunities were negatively impacted during the quarter by the distraction of the additional procedures and the delay in the filing of our 2003 Form 10-K," stated Pead. "However, with those distractions behind us, I expect our new sales momentum to continue throughout the second half of the year. Client satisfaction in the quarter was high with client retention rates that were in line with our expectations." The Company defines net new business sold as the annualized revenue value of new contracts signed in a period, less the annualized revenue value of terminated business in that same period.
    The division had a net backlog of approximately $3 million as of June 30, 2004. Net backlog represents the annualized revenue related to new contracts signed with the business still to be implemented, less the annualized revenue related to existing contracts where discontinuance notification has been received.
    The Hospital Services division reported revenue and operating income of $25.4 million and $6.4 million, or 25.0% of revenue, respectively, for the second quarter of 2004 compared to revenue and operating income of $24.8 million and $5.9 million, or 23.9% of revenue, respectively, for the second quarter of 2003. As discussed during the first quarter, revenue in the second quarter was positively impacted by previously unbilled maintenance for certain software customers that is being recognized upon receipt of payment.
    New business sold in the Hospital Services division during the second quarter of 2004 was approximately $15 million, compared to new business sold of approximately $7 million during the second quarter of 2003.
    Contributing to the growth in new business sold during the second quarter was a five-year contract the division signed to provide print and mail services for a new customer. As part of the transaction, the Company acquired production assets from the customer. Medical-related transaction volume increased approximately 9% in the second quarter compared to the prior year period.
    "We continue to see increased demand for our resource management products in the market," stated Pead. "Although our transaction volume grew, the industry's ongoing efforts to comply with HIPAA continue to dampen demand for some of our revenue cycle management products."

    Convertible Debentures Transaction

    On June 30, 2004, the Company issued $125 million principal amount of 3.25% subordinated convertible debentures due 2024 to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933, as amended. The Company used the proceeds of the offering together with cash on hand to retire its $118.8 million outstanding Term Loan B and to fund a $25 million common share repurchase completed concurrently with the transaction. The Company repurchased approximately 2.0 million shares as part of this transaction. While the method of accounting for convertible debt transactions is currently being evaluated by the Financial Accounting Standards Board, the transaction will be slightly accretive even if the "if converted" method of accounting is required in future periods.
    During the second quarter, the Company incurred approximately $5.9 million in expenses related to the convertible debentures transaction, including the write-off of unamortized debt issuance costs associated with the Term Loan B's original issuance, the call premium, and other costs.

    Lloyd's of London Settlement

    As previously reported, the Company reached a settlement in May 2004 with Lloyd's of London (Lloyd's). The Company was in litigation with Lloyd's following Lloyd's attempt in May 2002 to rescind certain Errors & Omissions Liability Policies and Directors and Officers Liability Policies issued by Lloyd's to the Company for the period December 31, 1998, to June 30, 2002.
    During the second quarter, as a result of negotiations with Lloyd's and a party to a prior settlement, the originally agreed to cash settlement amount of $20 million was adjusted to $16.2 million and the Company's corresponding receivable from Lloyd's was reduced by $3.8 million. This adjustment had no impact on the net proceeds of approximately $15 million that the Company received during early July. The Company will recognize a gain on settlement of $1.5 million during the third quarter.
    During the second quarter, the Company incurred approximately $0.9 million, or $.03 per share on a fully diluted basis, in litigation expenses related to the Company's dispute with Lloyd's. By comparison, in the second quarter of 2003, the Company incurred approximately $0.9 million, or $.03 per share on a fully diluted basis, in increased insurance premiums and litigation expenses related to the Lloyd's matter. On a year-to-date basis, expenses related to the Lloyd's matter were $1.5 million, or $.04 per share on a fully diluted basis, compared to $2.2 million, or $.07 per share on a fully diluted basis in the prior year period.
    Cash flow for the first six months of 2004 was negatively impacted by approximately $5.4 million related to the dispute with Lloyd's compared to $3.9 million in the first six months of 2003.

    Patient1 Sale Finalized

    As reported last quarter, the Company finalized the closing balance sheet related to the July 2003 sale of its Patient1 clinical product line. The Company received $4.3 million in cash during the second quarter resulting from a positive working capital adjustment. The Company recognized an additional net gain on sale of $3.8 million during the quarter. Patient1 is classified as discontinued operations for all periods presented.

    New Corporate Office Lease

    On July 30, 2004, the Company relocated its corporate offices to Alpharetta, GA, a northern suburb of Atlanta. The move will result in cash flow savings for the Company of more than $5 million over the life of the ten-year lease, compared to the current office lease. As part of the new lease arrangement, the new landlord is funding the remaining 7-month lease obligation on the previous corporate facility. While this arrangement is neutral in the current year from a cash flow standpoint, the Company will record a one-time non-cash expense of approximately $1.0 million during the third quarter upon its exit of the facility.

    Outlook

    The Company continues to expect consolidated revenue growth in 2004 of 7% to 9% over the prior year and the Company expects fully diluted earnings per share from continuing operations of $.88 to $.95. The earnings per share from continuing operations guidance excludes the additional procedures expenses, the debt retirement expenses, the non-cash lease expense, restructuring expenses, and the Lloyd's settlement gain. The earnings per share guidance also assumes the accounting for the convertible debentures is on the "if converted" method.
    The Company's expectations of fully diluted earnings per share from continuing operations by quarter are outlined in the following table:


                                   Third        Fourth        Full
                          2004     Quarter     Quarter       Year
----------------------------------------------------------------------
Earnings per share from
 continuing operations          $.24 - $.28  $.27 - $.30  $.88 - $.95
----------------------------------------------------------------------


    By segment, the Company expects revenue growth for the Physician Services division to be on the low end of its previous guidance range of 6% to 8% year-over-year growth. Operating margins for the division are expected to be in the range of 11% to 12%. Operating margins are being negatively impacted by revenue growth targeted at the lower end of the range and, as discussed previously, by the implementation of the significant new business sold during the first quarter, which included one large contract with higher than normal transition costs.
    For the Hospital Services division, the Company expects revenue growth of 9% to 11%, an increase from previous guidance of 8% to 10%, and operating margins of 22% to 23%.
    The Company continues to expect cash flow from continuing operations for the full year 2004 to be between $48 million and $51 million. The Company expects capital expenditures and capitalized software development costs to be between $15 million and $16 million. Cash flow guidance includes the costs of the additional procedures and the positive net cash flow impact of the Lloyd's settlement.
    "With a good first half of 2004 behind us, I am confident in our ability to continue to deliver profitable revenue growth for the remainder of 2004," stated Pead.

    Conference Call

    Per-Se will host a conference call for institutional investors and security analysts at 10:00 a.m. Eastern time today. All interested investors are invited to access a live audio broadcast of the call via Webcast. The Webcast can be accessed at www.per-se.com in the Investors section by selecting the Webcast link. Listeners should go to the website at least 15 minutes before the scheduled start time of the conference call to download and install any necessary audio software. For those unable to listen to the live broadcast of the call, a replay will be available shortly after completion of the call and will be archived on Per-Se's website for approximately 60 days.

    About Per-Se Technologies

    Per-Se Technologies (Nasdaq: PSTI) is the leader in Connective Healthcare. Connective Healthcare solutions from Per-Se enable physicians and hospitals to achieve their income potential by creating an environment that streamlines and simplifies the complex administrative burden of providing healthcare.
    Per-Se's Connective Healthcare solutions help reduce administrative expenses, increase revenue and accelerate the movement of funds to benefit providers, payers and patients. More information is available at www.per-se.com.

    Safe Harbor Statement

    This Press Release contains statements that constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements contained in this Press Release include the intent, belief or current expectations of the Company and members of its management team with respect to the Company's future business operations as well as the assumptions upon which such statements are based. Forward-looking statements include specifically, but are not limited to, revenue projections, operating income projections, operating margin projections, earnings per share from continuing operations projections, cash flow projections, capital expenditure and capitalized software projections, the one-time, non-cash lease expense, and the Lloyd's gain. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this Press Release include, but are not limited to, failure to realize improvements in performance, efficiency and profitability, failure to complete anticipated sales under negotiations, failure to successfully implement sales backlog, lack of revenue growth, client losses, the projected operating margins of a significant contract in the Physician Services division, the Financial Accounting Standard Board's decision not to change the method of accounting for contingent convertible debentures, and adverse developments with respect to the operation or performance of the Company's business units or the market price of its common stock. Additional factors that would cause actual results to differ materially from those contemplated within this Press Release can also be found in the Company's Safe Harbor Compliance Statement and Factors That May Affect Future Results of Operations, Financial Condition or Business included in the Company's Form 10-Q for the quarter ended March 31, 2004, and Form 10-K for the year ended December 31, 2003. The Company disclaims any responsibility to update any forward-looking statements.
    The Company believes that operating income and operating margins excluding additional procedures expenses, and debt retirement expenses, and income from continuing operations and earnings per share from continuing operations excluding additional procedures expenses and debt retirement expenses as well as guidance for income from continuing operations that also excludes the gain on the Lloyd's settlement and the one-time, non-cash lease expense, and Corporate operating income excluding additional procedures expenses are additional meaningful measures of operating performance. However, this information will necessarily be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.



       CONSOLIDATED STATEMENTS OF OPERATIONS - SEGMENT REPORTING
                       (unaudited, in thousands)

                                   Three Months Ended Six Months Ended
                                       June 30,          June 30,
                                   ---------------- ------------------
                                      2004    2003      2004     2003
                                    ------- -------  -------- --------
Revenue
 Physician Services                $66,075 $64,083  $129,258 $126,152
 Hospital Services (1)              25,446  24,750    50,217   47,916
 Eliminations                       (3,380) (3,377)   (6,733)  (6,614)
                                    ------- -------  -------- --------
   Consolidated                    $88,141 $85,456  $172,742 $167,454
                                    ======= =======  ======== ========

Operating Income
 Physician Services                $ 7,117 $ 7,763  $ 13,070 $ 15,098
 Hospital Services (1) (2)           6,368   5,903    12,217   10,473
 Corporate (3)                      (4,651) (4,156)   (8,631)  (8,061)
                                    ------- -------  -------- --------
                                   $ 8,834 $ 9,510  $ 16,656 $ 17,510
 Other Expenses                     (2,538)    ---    (6,499)     ---
                                    ------- -------  -------- --------
   Consolidated                    $ 6,296 $ 9,510  $ 10,157 $ 17,510
                                    ======= =======  ======== ========


    (1) The Patient1 and Business1 product lines have been classified as discontinued operations for all periods presented and, therefore, are not included in the Hospital Services division segment.
    (2) Hospital Services excludes restructuring expenses of $47,000 for the six months ended June 30, 2004, which are classified as other expenses in the income statement.
    (3) Corporate excludes $2,538,000 and $6,452,000, respectively, for the three and six months ended June 30, 2004, related to the additional procedures. These expenses are classified as other expenses in the income statement.



                 CONDENSED CONSOLIDATED BALANCE SHEETS
                       (unaudited, in thousands)

                                              June 30,    December 31,
                                                2004         2003
                                             ------------ ------------
Assets
Cash and cash equivalents                   $      9,698 $     25,271
Restricted cash                                       63           66
Accounts receivable, net                          52,779       47,948
Lloyd's receivable                                14,650       17,405
Other current assets                               5,604        6,183
Property and equipment                            15,448       16,434
Goodwill                                          32,549       32,549
Other intangible assets                           20,543       19,787
Other                                              5,415        5,881
Net assets of discontinued operations (4)            ---          129
                                             ------------ ------------
                                            $    156,749 $    171,653
                                             ============ ============

Liabilities and Stockholders' Deficit
Current liabilities                         $     39,585 $     43,726
Deferred revenue                                  22,093       20,334
Current portion of long-term debt                    ---       12,500
Long-term debt                                   125,000      109,375
Other long-term obligations                        3,993        2,908
Net liabilities of discontinued operations
 (4)                                                 ---          422
Stockholders' deficit (5)                        (33,922)     (17,612)
                                             ------------ ------------
                                            $    156,749 $    171,653
                                             ============ ============


    (4) Net assets and net liabilities of discontinued operations at December 31, 2003, included Business1.
    (5) Stockholders' deficit at June 30, 2004, includes $24,999,000 of treasury stock repurchased by the Company on June 30, 2004.


              PER-SE TECHNOLOGIES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited, in thousands except per share data)

                                Three Months Ended  Six Months Ended
                                     June 30,           June 30,
                                ------------------ -------------------
                                   2004      2003      2004      2003
                                -------- --------- --------- ---------

Revenue                         $88,141   $85,456  $172,742  $167,454
                                -------- --------- --------- ---------

Salaries and wages               51,515    48,622   101,199    96,235
Other operating expenses         23,949    23,126    47,150    45,220
Depreciation                      1,989     2,367     4,090     4,865
Amortization                      1,854     1,831     3,647     3,624
Other expenses                    2,538        --     6,499        --
                                -------- --------- --------- ---------
    Operating income              6,296     9,510    10,157    17,510
Interest expense                  1,999     4,179     4,073     8,661
Interest income                    (192)      (58)     (244)     (166)
Loss on extinguishment of debt    5,896        --     5,896       221
                                -------- --------- --------- ---------
    (Loss) income before income
     taxes                       (1,407)    5,389       432     8,794
Income tax (benefit) expense        (20)      376       212       660
                                -------- --------- --------- ---------
    (Loss) income from
     continuing operations       (1,387)    5,013       220     8,134
                                -------- --------- --------- ---------

Discontinued operations
     Loss from discontinued
      operations, net of tax -
      Patient1                       --      (599)      (18)   (1,108)
     Gain on sale of Patient1,
      net of tax                  3,821        --     3,755        --
     Loss from discontinued
      operations, net of tax -
      Business1                      --    (1,110)     (303)   (1,874)
     Loss on sale of Business1,
      net of tax                     --        --      (130)       --
     Loss from discontinued
      operations, net of tax -
      Other                         (30)     (223)      (93)     (234)
                                -------- --------- --------- ---------
                                  3,791    (1,932)    3,211    (3,216)
                                -------- --------- --------- ---------
       Net income                $2,404    $3,081    $3,431    $4,918
                                ======== ========= ========= =========
Diluted net income (loss) per
 common share:
    Income from continuing
     operations excluding other
     expenses, and loss on
     extinguishment of debt      $ 0.21     $0.16    $ 0.37    $ 0.27
           Other expenses         (0.07)      ---     (0.19)       --
           Loss on extinguishment
            of debt               (0.18)      ---     (0.18)    (0.01)
                                -------- --------- --------- ---------
           (Loss) Income from
            continuing
            operations            (0.04)     0.16       ---      0.26
                                -------- --------- --------- ---------
Income from discontinued
 operations, net of tax -
 Patient1                           ---     (0.02)      ---     (0.04)
Gain on sale of Patient1           0.11       ---      0.11        --
Loss from discontinued
 operations, net of tax -
 Business1                          ---     (0.04)    (0.01)    (0.06)
Loss on sale of Business1, net
 of tax                             ---       ---       ---       ---
Loss from discontinued
 operations, net of tax -
 Other                              ---       ---       ---       ---
                                -------- --------- --------- ---------
   Net income                     $0.07     $0.10     $0.10     $0.16
                                ======== ========= ========= =========

Weighted average shares used in
 computing diluted earnings
 per share (6)                   33,462    31,866    33,831    31,452


    (6) As the Company had a loss from continuing operations for the three months ended June 30, 2004, diluted earnings per share calculated on a GAAP basis would be the same as basic earnings per share. The weighted average shares calculation would exclude approximately 1.9 million shares related to dilutive options and warrants that are included above. The Company has provided fully diluted earnings per share from continuing operations to facilitate comparisons to previously issued guidance.


                       PER-SE TECHNOLOGIES, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (unaudited, in thousands)

                                                   Six Months Ended
                                                       June 30,
                                                 ---------------------
                                                    2004       2003
                                                  ---------  ---------
Cash Flows From Operating Activities:
Net income                                       $   3,431  $   4,918
Adjustments to reconcile net income to cash
    provided by operating activities:
        Depreciation and amortization                7,737      8,489
        Loss on extinguishment of debt               5,896        221
        Gain on sale of Patient1                    (3,755)        --
        Loss from discontinued operations              544      3,216
        Amortization of deferred financing costs       665        645
        Changes in assets and liabilities,
         excluding effects of acquisitions
         and divestitures                           (4,160)    (7,253)
                                                  ---------  ---------
    Net cash provided by continuing operations      10,358     10,236
    Net cash used for discontinued operations         (512)    (5,593)
                                                  ---------  ---------
    Net cash provided by operating activities        9,846      4,643
                                                  ---------  ---------

Cash Flows From Investing Activities:
Purchases of property and equipment                 (3,000)    (3,385)
Software development costs                          (2,529)    (1,697)
Net proceeds from sale of Patient1 and Business1     3,625         --
Acquisition, net of cash acquired                   (1,141)        --
Other                                                  (35)       (37)
                                                  ---------  ---------
    Net cash used for continuing operations         (3,080)    (5,119)
    Net cash used for discontinued operations          ---     (1,865)
                                                  ---------  ---------
    Net cash used for investing activities          (3,080)    (6,984)
                                                  ---------  ---------

Cash Flows From Financing Activities:
Proceeds from the exercise of stock options          5,258      1,139
Proceeds from borrowings                           125,000         --
Treasury stock purchase                            (24,999)        --
Debt issuance costs                                 (5,723)        --
Repayments of debt                                (121,875)   (15,020)
                                                  ---------  ---------
    Net cash used for financing activities         (22,339)   (13,881)
                                                  ---------  ---------

Cash and Cash Equivalents:
Net change in cash                                 (15,573)   (16,222)
Balance at beginning of period                      25,271     46,748
                                                  ---------  ---------
Balance at end of period                         $   9,698  $  30,256
                                                  =========  =========



      RECONCILIATION OF CONSOLIDATED OPERATING INCOME AND MARGIN,
             AND INCOME FROM CONTINUING OPERATIONS AND EPS
                       (unaudited, in thousands)

                                 For the period ended June 30, 2004
                              ----------------------------------------
                                QTD                    YTD
                              --------               --------
                                         % of                 % of
                                       Revenue               Revenue
                                      ----------
Operating income excluding
 additional procedures and
 restructuring expenses       $ 8,834      10.0%      $16,656    9.6%
   Additional procedures
    expenses                   (2,538)                (6,452)
   Restructuring expenses          --                    (47)
                               ---------------------- -------------
Consolidated operating income $ 6,296       7.1%      $10,157    5.9%
                               =======  ============== ======= ======

                                      Increase
                                       (decr)vs.
                                QTD   prior year  EPS    YTD     EPS
                              ----------------------------------------
Income from continuing
 operations excluding
 additional procedures,
 extinguishment of debt and
 restructuring expenses       $ 7,047      40.6%$  .21 $12,615 $  .37
   Additional procedures
    expenses                   (2,538)          ($.07) (6,452) ($.19)
  Loss on extinguishment of
   debt                        (5,896)          ($.18) (5,896) ($.18)
  Restructuring expenses           --              --     (47)    --
                               -------          ------ ------- ------
(Loss) Income from continuing
 operations                   $(1,387)  (127.7%) ($.04)$   220     --
                               =======           ====== ======= ======


                               Six Months Ended
                                June 30, 2003
                              ------------------
                                         EPS
                                      ----------
Income from continuing
 operations excluding
 extinguishment of debt
 expenses                     $ 8,355  $    .27
   Loss on extinguishment of
    debt                         (221)     (.01)
                               -------  --------
Income from continuing
 operations                   $ 8,134  $    .26
                               =======  ========


    NOTE: Additional procedures expenses and restructuring expenses are classified as other expenses in the consolidated income statement.
    Operating income and income from continuing operations, excluding additional procedures and restructuring expenses and loss on extinguishment of debt
    The Company believes operating income, excluding additional procedures and restructuring expenses, and income from continuing operations and related earnings per share from continuing operations, excluding additional procedures expenses and restructuring expenses, are additional meaningful measures of operating performance to facilitate comparisons to previously issued guidance that excluded these items. These measures represent the earnings generated from the "base business" excluding (1) the costs associated with the additional procedures requested by the Company's external auditors associated with allegations of improprieties, and (2) the costs associated with reorganization of the Company's operating structure following the Patient1 divestiture. These expenses are special in nature. Internally, the Company uses these measures to evaluate its operational performance. While the Company believes these measures are meaningful and useful to the readers of the financial statements, these measures will be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.
    Income from continuing operations, excluding loss on extinguishment of debt
    The Company believes income from continuing operations, excluding loss on extinguishment of debt and related earnings per share is an additional meaningful measure of operating performance to facilitate comparisons to previously issued guidance that excluded these items. These measures represent the earnings generated from the "base business" excluding the costs associated with the refinancing and retirement of the Company's debt. These expenses are special in nature. Internally, the Company uses this measure to evaluate the operational performance of the Company. While the Company believes this measure is meaningful and useful to the readers of the financial statements, this measure will be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.


                      RECONCILIATION OF GUIDANCE
                       (unaudited, in thousands)

                                                         Year Ended
                                                         December 31,
2004 EPS Guidance                                           2004
                                                       ---------------

EPS from continuing operations excluding special items    $.88 - $.95
  Additional procedures expenses                                 (.19)
  Loss on extinguishment of debt                                 (.18)
   Non-cash lease abandonment expenses                           (.03)
   Restructuring expenses                                          --
   Gain on Lloyd's settlement                                     .04
                                                       ---------------
EPS from continuing operations                            $.52 - $.59
                                                       ===============


    EPS from continuing operations, excluding special items - guidance

    The Company believes earnings per share from continuing operations, excluding special items, is an additional meaningful measure of operating performance as it represents the earnings generated from the "base business" excluding (1) the costs associated with additional procedures requested by the Company's external auditors associated with allegations of improprieties, (2) the costs associated with the refinancing and retirement of the Company's debt,
(3) the non-cash costs associated with the Company's corporate office move, (4) the costs associated with the reorganization of the Company's operating structure following the divestiture of the Patient1 product line, as well as (5) the gain on the settlement of the Company's litigation with Lloyd's. These expenses are special in nature. Internally, the Company uses this measure to evaluate the operational performance of the Company. While this measure is meaningful and useful, it will be different from comparable information provided by other companies and should not be used as an alternative to our operating and other financial information as determined under U.S. generally accepted accounting principles.


    CONTACT: Per-Se Technologies, Alpharetta
             Michele Howard, 770-237-7827
             michele.howard@per-se.com